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                                                                   EXHIBIT 10.19

                                 AMENDMENT NO. 2
                                       TO
                          AT&T WIRELESS SERVICES, INC.
                                 ADJUSTMENT PLAN

AMENDMENT OF SECTION 4(a)

      The first sentence of Section 4(a) of the AT&T Wireless Services, Inc. Adjustment Plan (the "Plan") is hereby amended to add the words "under the Plan" in the proviso as follows:

            provided, that if any Shares subject to an Award held by a Transferred Individual (as that term is defined in the Employee Benefits Agreement) are forfeited or if any Award held by a Transferred Individual which is based on Shares is settled for cash, or expired or other is terminated without issuance of such Shares under the Plan, the Shares subject to such Award shall, to the extent of such cash settlement, forfeiture or termination, again be available for Awards under the Plan.

AMENDMENT OF SECTION 14(i)

      Section 14(i) of the Plan is hereby amended and restated in its entirety to read as follows:

            "(i) The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash or Share payments in amounts equivalent to cash dividends on Shares ("dividend equivalents") with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any profits from such deferral program payable in Shares shall be paid from Shares available for issuance under the Company's 2001 Long Term Incentive Plan (the "2001 Plan") or similar incentive plan that succeeds the 2001 Pan.